Exhibit 11
                             THERMOTREX CORPORATION

                        Computation of Earnings per Share


                               Three Months Ended         Six Months Ended
                             ------------------------  -----------------------
                               March 30,     April 1,    March 30,    April 1,
                                    1996         1995         1996        1995
   ---------------------------------------------------------------------------
   Computation of Primary
     Earnings Per Share:

   Net Income (a)            $ 2,103,000 $   983,000  $16,275,000 $ 1,300,000
                              ---------- -----------  ----------- -----------
   Shares:
     Weighted average shares
       outstanding            19,056,506  18,871,203   19,045,402  18,854,851

     Shares issuable from
       assumed exercise of
       options (as determined
       by the application of
       the treasury stock
       method)                   626,143           -      617,615           -
                             ----------- -----------  -----------  ----------

   Weighted average shares
     outstanding, as
     adjusted (b)             19,682,649  18,871,203   19,663,017  18,854,851
                             ----------- -----------  ----------- -----------

   Primary Earnings per
     Share (a) / (b)         $       .11 $       .05  $       .83 $       .07
                             =========== ===========  =========== ===========